UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             April 4, 2005

MANDALAY RESORT GROUP

(Exact Name of Registrant as specified in its charter)

Nevada	1-8570	88-0121916
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119
(Address of principal executive offices)

Registrant=s telephone number, including area code (702) 632-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION INCLUDED IN THIS REPORT

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 4, 2005, Mandalay Resort Group announced that its $400 million original principal amount of Floating Rate Convertible Senior Debentures due 2033 that were issued pursuant to an Indenture between Mandalay and The Bank of New York, as trustee, dated as of March 21, 2003 (as supplemented on July 26, 2004) will be convertible during the calendar quarter ending June 30, 2005 pursuant to Section 11.2 of the Indenture.  The Indenture provides that the debentures are convertible in a calendar quarter if the closing price of Mandalay’s common stock exceeds $68.76 per share (120% of the base conversion price) for at least 20 trading days of the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter, which was the case for the quarter ended March 31, 2005.  As a result, holders of the debentures may convert the debentures during the next calendar quarter ending June 30, 2005 at the conversion rate in effect on the conversion date.

As previously reported, Mandalay is obligated to cash settle a number of shares of common stock equal to the base conversion rate in effect on the conversion date, provided, however, that the amount of cash that Mandalay will be required to pay to cash settle such shares shall not exceed $1,000 per debenture, or up to an aggregate of $400 million.  In the event that the conversion rate in effect on the conversion date is greater than the base conversion rate of 17.452 shares per $1,000 debenture, Mandalay has the right, but not the obligation, to cash settle all or a portion of any such additional shares in accordance with Section 11.6 of the Indenture.

Pursuant to Section 11.5 of the Indenture, upon determination of the closing date of the proposed merger of Mandalay and MGM MIRAGE, holders of the debentures will be able to surrender their debentures for conversion until fifteen days after the effective date of the merger.  Mandalay will issue a separate press release announcing the anticipated closing date and the related conversion period.  This conversion right would be in addition to the existing conversion right under Section 11.2 of the Indenture, as described above.

Upon conversion, payment is due to a holder no later than the tenth business day following the applicable conversion date.  In the event that the payment date falls after the consummation of the proposed merger, holders who convert their debentures will receive a cash settlement based on the $71.00 per share consideration payable in the merger.  The delivery to the holder of the cash due upon conversion of a debenture is deemed to satisfy Mandalay’s obligation to pay the accreted principal amount of the debenture and to satisfy the obligation to pay accrued but unpaid interest, including contingent interest, if any, attributable to the period from the most recent interest payment date through the applicable conversion date.  Because of this deemed satisfaction, the holder of any debenture converted after the record date for the next interest payment, but before the corresponding interest payment date, is required to pay to Mandalay an amount equal to the interest payment to be received by the holder with respect to such debenture.

A copy of the press release is included as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

	(c)	Exhibits:

	99.1	Press Release dated April 4, 2005, announcing the continued convertibility of Mandalay’s Floating Rate Senior Debentures Due 2033.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANDALAY RESORT GROUP

Dated: April 4, 2005	By:	/s/ LES MARTIN
Les Martin
Vice President, Chief Accounting Officer and Treasurer

Index to Exhibits

No.	Description

99.1	Press Release dated April 4, 2005, announcing the continued convertibility of Mandalay’s Floating Rate Senior Debentures Due 2033.